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                                                                     EXHIBIT 4.4

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of December 6, 2004 to amend that certain Rights Agreement (the "Rights Agreement") dated as of June 26, 2003, by and between Mindspeed Technologies, Inc., a Delaware corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

         WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

         WHEREAS, subject to certain provisos, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement, or to make any other provisions with respect to the Rights or in regard to matters or questions arising under the Rights Agreement which the Company may deem necessary or desirable, any such supplement to be evidenced by a writing signed by the Company and the Rights Agent;

         WHEREAS, this Amendment does not change or increase the rights, duties, liabilities or obligations of the Rights Agent under the Rights Agreement; and

         WHEREAS, no Person has become an Acquiring Person.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement shall be restated in its entirety to read as follows (with changes thereto indicated herein in bold font):

              (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which on or after the Record Date, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, Conexant, any employee benefit plan of Conexant, the Company or any Subsidiary of the Company, or any entity holding Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an

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              "Acquiring Person" as the result of (I) an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding (provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock, other than an acquisition that does not directly or indirectly increase the proportionate share of the shares of Common Stock then outstanding beneficially owned by such Person, then such Person shall be deemed to be an "Acquiring Person") OR (II) THE PURCHASE OF SHARES OF COMMON STOCK (OR SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES OF COMMON STOCK) DIRECTLY FROM THE COMPANY BY A PERSON WHO HAS A BONA FIDE INTENT AT THE TIME OF SUCH PURCHASE TO RESELL SUCH SHARES OF COMMON STOCK (OR SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES OF COMMON STOCK) IN AN OFFERING THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO RULE 144A OR REGULATION S PROMULGATED THEREUNDER. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. Except as set forth herein, the Rights Agreement shall remain in full force and effect.

                             SIGNATURE PAGE FOLLOWS

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         IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                Mindspeed Technologies, Inc.,
                                a Delaware corporation

                                By:  /s/ Simon Biddiscombe
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                                Name:   Simon Biddiscombe
                                Title:  Senior Vice President, Chief
                                        Financial Officer, Secretary and
                                        Treasurer

                                Mellon Investor Services, LLC
                                a New Jersey limited liability company

                                By:   Sharon Knepper
                                    ----------------------------------------
                                Name:  Sharon Knepper
                                Title: Vice President

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